UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 23, 2021

VIRTUAL INTERACTIVE TECHNOLOGIES CORP.

(Exact name of Registrant as specified in its charter)

Nevada	None	36-4752858
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

600 17th Street, Suite 2800 South
Denver, CO 80202
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (303) 228-7120

(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13a of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 23, 2021, the Company borrowed $235,000 from an unrelated third party. The loan is evidenced by a promissory note. The note is secured by all of the Company’s assets, bears interest at 12.5% per year, and is due and payable on March 23, 2022. If the note is not paid when due, or in the event of other items at default as provided in the note, the note may be converted into shares of the Company’s common stock. The number of shares to be issued upon any conversion will be determined by dividing the amount to be converted by the lesser of 90% the lowest trading price of the Company’s common stock (i) during the twenty trading days preceding September 23, 2021 or (ii) during the twenty trading days preceding the date of the conversion of this Note. As further consideration for making the loan; the Company issued 82,500 shares of its restricted common stock (the “Commitment Fee Shares”) to the note holder.

This Note carried an original issue discount of $17,625 to cover the note holder’s costs associated with the purchase of the note. The Company was also required to pay the note holder’s legal costs of $5,875 when the note was issued. As a result, the Company received net proceeds of $211,500 from the note.

The note holder may sell the Commitment Fee Shares at any time after March 23, 2022. If, the note holder has not realized net proceeds from the sale of the Commitment Fee Shares equal to at least $200,000, then the Company will issue additional shares of common stock to the note holder in an amount sufficient such that, when sold and the net proceeds from the sale are added to the net proceeds from the sale of any of the previously sold Commitment Fee Shares, the note holder will have received at least $200,000. If additional shares of common stock are issued and after the sale of such additional issued shares of common stock, the note holder still has not received net proceeds equal to at least $200,000, then the Company will again issue additional shares of common stock to the note holder, and such additional issuances shall continue until the note holder has received net proceeds from the sale of such common stock equal to $200,000.

If the Note has been repaid in full on or prior to March 23, 2022, the Company has the right to redeem 41,250 of the Commitment Fee Shares (as adjusted for stock splits, stock dividends or similar events) for $1.00. In the event of redemption, the $200,000 required to be received from the sale of the Commitment Fee Shares will be reduced to $100,000.

If the note is not paid when due, or in the event of other items of default, the amount to be converted and the shares issuable upon conversion are subject to adjustment.

The note is also subject to covenants, events of defaults, penalties, default interest and other terms and conditions customary in transactions of this nature. The description of the terms of the note is qualified in all respects by the provisions of the note which is filed as an exhibit to this amended 8-K report. A Securities Purchase Agreement and a Security Agreement, which relate to the note, are also filed as exhibits to this amended 8-K report.

ITEM 3.02. Unregistered Sale of Equity Securities.

The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 in connection with issuance of the note and shares of common stock described in Item 2.03 of this report. The person who acquired the note and shares of common stock was a sophisticated investor and was provided full information regarding the Company’s business and operations. There was no general solicitation in connection with the issuance of the note or the shares of common stock. The person who acquired the note and shares of common stock acquired these securities for its own account.

ITEM 9.01. Financial Statements and Exhibits.

Exhibit #	Description

10.1	Securities Purchase Agreement

10.2	Promissory Note

10.3	Security Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2022	Virtual Interactive Technologies Corp.

	By:	/s/ Janelle Gladstone
Janelle Gladstone
Chief Financial Officer